State of Delaware
Secretary of State
Division of Corporations
Delivered 12:53 PM 10/12/2023
FILED 12:53 PM 10/12/2023
SR 20233716689 - File Number 4374801

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF Sugarmade. Inc.

Under Section 242 of the Delaware General Corporation Law

Sugarmade, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is June 20, 2007 (as amended to date, the "Certificate").

SECOND: The Certificate is hereby amended by adding the following as a new paragraph at the end of Article VI of the Certificate:

> Reverse Split. Upon the effectiveness of this Certificate of Amendment (the "Effective Time"), each share of the Common Stock issued and outstanding at the Effective Time (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified such that each 200 shares of the Common Stock shall become one share of the Common Stock, with any fractional shares of Common Stock resulting therefrom being rounded up to the nearest whole share of Common Stock (such reduction and resulting combination of shares is designated as the "Reverse Split"). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified, and changed, subject to the elimination of fractional interests in shares of Common Stock as described above. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

THIRD: The remaining provisions of the Certificate not affected by the aforementioned amendments shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH: The amendment of the Certificate effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation on December 16, 2021, after first having been declared advisable by the Board of Directors of the Corporation on December 16, 2021, all in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The forgoing amendment shall be effective on October 18, 2023.

(Signature page to follow)

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 8th day of October 2023.

By: ______________________________
Name: Jimmy Chan
Title: Chief Executive Officer

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